Exhibit 99.1

SPARK NETWORKS® APPOINTS JOHN VOLTURO AS CHIEF MARKETING OFFICER

LOS ANGELES, Calif., April 16, 2015 — On April 16, 2015, Spark Networks, Inc. (NYSE MKT: LOV) (the “Company”) announced the appointment of John Volturo as Chief Marketing Officer, effective May 1, 2015. Mr. Volturo will report to CEO, Michael Egan and will have responsibility for the Company’s global marketing and customer service operations.

“We are extremely excited to have John join the Spark team,” said Michael Egan, Chief Executive Officer. “John’s experience across the wide spectrum of online and offline acquisition marketing, lifecycle marketing and customer service will help to propel our key brands and ensure that we continue to grow and provide our customers with the best possible experiences.”

Mr. Volturo said, “This is a very exciting time to be joining Spark.  The dating industry is rapidly evolving and I’m honored to have the opportunity to be a key part of the new leadership team and really propel ChristianMingle and JDate, two of the leading consumer brands in the space, to new heights.”

Mr. Volturo is joining the Company from Strategic Mgmt. 360, where he served as founder and CEO since 2013 advising top tier brands on positioning and integrated marketing.  From 2010 to 2012, he served as Chief Marketing Officer at Beachmint. From 2003 through 2010, Mr. Volturo served as Senior Vice President, Brand and New Market Strategy at Guthey-Renker. He began his career with BMG Direct, a division of Bertelsmann Inc.

Mr. Volturo received his B.A. from Temple University and his M.B.A. from Drexel University.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com®(www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:	Robert O’Hare
+1-310-893-0550
rohare@spark.net